Exhibit 99.3

CORPORATE PARTICIPANTS

Rob Whetstone

American Pharmaceutical Partners - IR

Patrick Soon-Shiong

American Pharmaceutical Partners - Chairman, CEO

Nicole Williams

American Pharmaceutical Partners - CFO

CONFERENCE CALL PARTICIPANTS

Elliot Wilbur

CIBC World Markets - Analyst

Gregg Gilbert

Merrill Lynch - Analyst

Richard Bellison

Capital Resource Company - Analyst

Ari Kohl

AM Vance - Analyst

David Maris

Banc of America Securities - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to a special conference announcing the merger between American Pharmaceutical Partners and American BioScience. My name is Nika and I will be your coordinator for today. At this time all participants are in a listen only mode.

We will be facilitating a question and answer session towards the end of today’s conference. At that time if you wish to ask a question please press star followed by 1 on your touchtone telephone. (OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today’s conference, Mr. Rob Whetstone, Investor Relations for American Pharmaceutical Partners. Please proceed, Sir.

Rob Whetstone - American Pharmaceutical Partners - IR

Good morning, everyone, and thank you for joining us today to discuss the merger of American Pharmaceutical Partners and American BioScience. Before we begin I’d like to mention that there is a slide presentation that will accompany today’s call. To access this presentation please visit the Company’s Website at www.APP drugs.com and click on the Investor Relations section.

On the call today are Dr. Patrick Soon-Shiong and Nicole Williams. First, some housekeeping issues before we start. If you’d like to be added to the Company’s fax and email list to receive Company information or if you would like to change your contact information, please contact Wade Huckabee at Pondo Wilkerson at 310-279-5971.

In addition be advised this conference call is being broadcast live via the Internet at www.APPdrugs.com. A playback of this call will be available for one year and may be accessed on the Internet at the Company’s Website.

Kindly note all the information discussed on the call today is covered under the Safe Harbor provision of the Litigation Reform Act. The Company’s discussion today will include forward-looking statements, reflecting management’s (technical difficulty) forecast of certain aspects of the Company’s future. Actual results could differ materially from those stated or implied by our forward-looking statements, due to risks and uncertainties associated with the Company’s business.

Risk factors associated with our business are set forth in our Forms 10-Q and 10-K and we suggest that you read this and all of our future filings with the SEC. The Company disclaims any intent or obligation to update these forward-looking statements.

With that it is my pleasure to turn the call over to Dr. Patrick Soon-Shiong. Patrick.

Patrick Soon-Shiong - American Pharmaceutical Partners - Chairman, CEO

Thank you Rob. Let me begin by saying how pleased I am to be speaking with all of you today about this transformational event for our Company and when I say today our Company, I can now speak to all the people, our fine people at APP, Abraxis Oncology and American BioScience, who will be united in one common purpose and name of Abraxis BioScience.

Today is truly an exciting day for employees, customers and shareholders and also really an important day for the patients for whom we are all working to develop important therapies.

I really would like to share with you some of the sentiments in my letter which we shared with our employees today, highlighting the journey we made when ABI was founded in 1994. We set out with a mission to make a difference in the lives of patients suffering from serious diseases and I’m very proud to say that the employees of both ABI and APP have wholeheartedly embraced this commitment and to this day have never wavered from this mission.

With this merger and the formation of Abraxis BioScience, we are reaffirming this commitment to contributing to the advancement of medical science. This new entity will have the ability to become a leading global biopharmaceutical company with all of APP’s manufacturing strength, portfolio and development breadth of all its ANDAs and the innovation and clinical development acumen and now the accomplishments of American BioScience.

I think if you review this combined Company, together, we will number over 1500 employees with over 186 marketed new products, more than 250 issued and pending patents, a remarkable pipeline supported by 74 clinical trials, including seven Phase III studies, 20 Phase II studies as well as six INDs and 20 new chemical entities being evaluated. Combined with the 23 ANDAs awaiting approval at the FDA and over 40 ANDAs and development, we believe the depth of this pipeline and breadth of the scope would be the envy of most biopharmaceutical companies today.

So now let me turn to the slide presentation which Rob has mentioned is available; and it is a rather lengthy slide presentation. I apologize beforehand but I think it is an important amount of data and information I need to transmit with regard to American BioScience, which heretofore, I think has not been in the public arena.

So turning firstly to the first slide or I think it’s slide 2 on your deck, which describes this combination. This combination of APP and ABI, I believe, is a transforming event. If you look at ABI, what ABI brings to the table is the global control of ABRAXANE. The nab platform and intellectual property which I will go into further detail as we get through this presentation. Including a very exciting discovery with regard to a tumor secrete protein called SPARC. A very deep priority pipeline which I will bring, again, forward in more detail. And R&D and regulatory infrastructure, which has been validated by the strength as we develop ABRAXANE.

If you fuse this, then, with the very substantial commercial strength and manufacturing strength of APP, as well as its injectable portfolio and pipeline, you’ll then be able to achieve a fully integrated biopharmaceutical company, which is — we have now named Abraxis BioScience.

The fusion of these strengths, then, will create this Company that will have vertically integrated global ABRAXANE, a discovery platform, a deep pipeline, a hospital-based portfolio and a manufacturing infrastructure.

The rationale to combine these two companies is compelling. By consolidating the assets of these two companies, the combined Company will be able to firstly unite the complementary capabilities of both APP and ABI and, as I said, consolidate ABRAXANE sales and profits for both the current and future indications, and gain access to ABI’s deep pipeline of oncology and critical care products.

To leverage, it will be able to leverage APP’s existing proprietary drugs sales. It will fully own the nab technology platform as well as its significant IP. I think very importantly bring inhouse ABI’s expertise not only in researching clinical development and (indiscernible), but in fact our own in-house CRO, which not only rapidly accelerates development but also makes them exceedingly cost-effective.

Taken together, this will provide for us an opportunity to sustain high-growth and have long-term profitability and shareholder value.

Turning to slide No. 4, let me now review for you the individual strength of both companies. As all current APP shareholders should be aware, APP has a broad pipeline of injectable critical care and anti-infective portfolio. It controls 20% (ph) of the North American rights. It’s a leading product market share with over two-thirds of its products ranked No. 1 or 2.

It has the unique commercial scale and nano particle manufacturing capabilities and, obviously, from the time we took this Company public a track record of high-growth and profitability.

When we turn to ABI, ABI — I think — the public is most aware with regard to ABRAXANE, which really has been the flagship (technical difficulty) of its nab technology platform. I think what most people aren’t fully aware is that there has been a remarkable clinical development program undergoing at ABI and today, we have 74 ABRAXANE clinical trials either initiated or planned and, again, I will go into detail further in our presentation with regard to these trials.

I think when we see the details and you see the accelerated development plan of ABRAXANE, you’ll recognize the potential of us developing further indications for this compound.

ABI also brings to this combined Company this novel nab technology platform. Again, I’ll describe this nano particle albumin bound platform and how excited we are about how we believe this may change how chemotherapy is delivered and more importantly how it may affect, in a very positive way, the outcome with regard to the efficacy and safety.

This technology we will be use to not only develop a currently approved active agents but also new chemical entities. Within ABI, I will share with you the deep pipeline of prior oncology and critical care products as I shared with you six INDs in 2006 and 2007 is our anticipation. And then, obviously, a world-class R&D in regulatory affairs team, which has proven itself with regard to achieving ABRAXANE approval in a most not only cost-effective way but efficient way, together with our in-house CRO.

And finally ABI brings with it 130 issued patents and 126 pending patents, not only around the nab platform but also around its pipeline.

Turning now to slide No. 5, I think the slide really describes the view that we are really pursuing the best of biotech injectables and pharma integrated companies. By consolidating the strength of APP and ABI to bring together what I believe is the best of biotechnology, the best of injectables, and the the best of big pharma in the unique model when integrated by a pharmaceutical company, what will occur as a result of that is a deep pipeline, a large number of marketed products, a unique manufacturing capability with regard to nano particle technology, revenues exceeding ..5 billion and strong cash flow.

As you can see from this slide, this integration is unique that we are able to consolidate in from ABI’s perspective — a biotech company with breakthrough science, rapid clinical development, and a deep pipeline. As regards to APP manufacturing infrastructure, a hospital-based distribution and a strong cash flow; and as regards Abraxis Oncology, a strong U.S.-based salesforce and a pharma-like organization from which we can establish a global scope and a sales and marketing infrastructure.

I think what is unique about this consolidation is that between these two companies these assets have been generated largely through organic growth and other than for Japan, its flagship product ABRAXANE is totally unencumbered. And as exciting the entire pipeline is unencumbered. So this absence of or a lack of encumbrance combined with the full ownership of the nab platform in the deep pipeline positions Abraxis BioScience for long-term sustainable high-growth.

The next slide, slide No. 6, emphasizes not only the consolidation of strength but also the opportunities to seamlessly integrate the discovery engine from the bench to commercialization, by virtue of its full integration. As you can see from the slide entitled “Abraxis BioScience Consolidated Strength”, you could see we could then be able to take a molecule from the discovery side or the discovery engine through clinical development through manufacturing through commercialization, all in this combined integrated company.

Let me spend some time on this slide because I think it’s useful to explore in some detail; and I know this may be repetitive as I go through the other slides but it gives you a snapshot of the business assets from which we can build the future of this Company.

Along with the discovery engine, as I said, the nab platform and SPARC and the strong IP (ph) position, I think what is exciting, this is really a validated platform in the sense that ABRAXANE has been developed from this platform. But more importantly it acts more like a cassette now. Now that we have developed ABRAXANE, it opens up the opportunity to take many working soluble compounds and places inside the (technical difficulty) and explores then the efficacy potential similar to what we have shown in terms of ABRAXANE, with regard to the technology platform.

I will spend a lot of time going through the pipeline with regard to the other taxane, the (indiscernible) inhibitors, the HR (ph) protein 90, the targets we are going after that are using this platform.

The other opportunities to use this nab platform is to find new chemical entities and what has not been made public heretofore is that ABI owns a huge natural product library. Through this natural product library we have already pulled out a molecule called galdenomycin (ph) and through our own medicinal chemist and organic synthetic chemists have created analogs from this library and already such an analog called 17AAG, which competing companies such as coxene (ph) and NCI are trying to develop using chemical. We will go into this nab technology and be part of the pipeline.

Finally, we have a therapeutic peptide platform, which I will briefly spend some time on as we go through but I think one of the most exciting potentials down the road is the molecule spark itself.

Once having taken these molecules and discovered them and identified them, the opportunity for us to rapidly put them into clinical development and translate them rapidly to the bench, from the bench to the patient is afforded by the fact that we have a strong clinical development team — not only with the ability to do CGMP scale-up but also to have a nano particle manufacturing facility based in Chicago.

Which you take Phase 1, 2, 3 molecules and then through our clinical trial and data management group in North Carolina — as I said our own in-house CRO — together with our global regulatory team, we’re capable of doing electronic filings. In fact, the entire ABRAXANE filing was electronic in the United States and in Canada.

I think to speak to the strength of the CROs, the rapidity with which we were able to launch 74 clinical trials within the third year of our launch is remarkable for a company of our size. In fact, for any size. The ability for us to do an electronic filing for our first oncology compound and then electronic filings of — and actually a paper and electronic filing with Canada — and receive 0 deficiencies speaks to the strength and the quality of that portion of the organization.

The next column under the pipeline then really emphasizes the remarkable depth of this pipeline. Within ABRAXANE as you see, we have currently 74 clinical trials and I will speak to that further.

But I think what is exciting right off the bat is coroxane (TM), which in a sense ABRAXANE, i.e. a nanoparticle albumin bound paclitaxel, in which there is a cardiovascular application and again we will speak to that, because there is a Phase II and Phase III going on in coroxane.

So, together those clinical trials as I said has seven Phase IIIs, 20 Phase IIs, four Phase Is and, then, with our discovery engine six INDs and 20 new chemical entities. When combined, then, with APP’s current pipeline of 23 ANDAs at the FDA and over 67 combined products in development, together with the low molecular heparin and biogeneric opportunities, you’re beginning to see a truly enviable growth engine.

I think what has been truly underestimated as we move forward from our biotechnology perspective, especially from a protein-based biotechnology perspective is the recognition from biotech companies that they require manufacturing capabilities. Now most biotech companies either outcontract or deal with this situation once launched. The opportunity now for a company that not only has those capabilities but is seasoned in that and truly has both scale across Chicago, New York, and moving over even into Europe speaks to that column of our manufacturing capabilities.

Finally, then this brings to the column of sales and management infrastructure. And as I said we have spent the last year buildout in the U.S. This now opens up with the unencumbered ABRAXANE rights to start looking at Europe and I was speaking to — will be speaking to our filing in China, Korea, or Australasia and rest of world as we move through the presentation. As we announced just recently, we licensed our compound to Tahoi (ph), Japan the milestone payments and royalties which will now be accruing this to ABRAXANE BioScience.

We combined that then with the management and leverage of the management infrastructure that is already in place, both at the manufacturer operations, the finance, the IT, and the SAP as well as the commercial operation and a — over $500 million revenue of positive cash flow. I think you begin to see that this truly is a fully integrated biopharmaceutical company right off the bat. And as I said remarkably fully organically grown today with a market cap approximating $7.5 billion.

Turning to the next slide, slide No. 7, you then begin to say the breadth and depth and global scope of this Company. You see the remarkable number of facilities on the stage and I think what is missing on this is also the North Carolina facility which is the CRO. This then will be accompanied with approximately 1,500 employees, 186 marketed products, as I said No. 1 and 2 market share for in the United States for over two-thirds of its injectable portfolio.

It will have worldwide injectable manufacturing capabilities of over 200 million biocompanies produced. I think one of the things I am most excited and proud of is that will have 14 lyophilizers (ph) by 2006. When we acquired the business in 1998 we had two lyophilizers.

I think most importantly with regard to the proprietary side of business we have global control over ABRAXANE totally unencumbered as is, (indiscernible) other than Japan, the deep oncology and critical care pipeline, huge IP portfolio and experienced management team and positive cash flow.

Let me now turn then to the transaction summary. I think that has given you a fair view of this broad organization that we have now created by combining the two organizations. For the transaction summary, with regard to the structure is 100% stock for stock tax remerge over APP and ABI; and ABP is to issue approximately 86 million additional APP shares to ABI shareholders with a combined market value approximating 7.5 billion, based on Friday’s closing price.

And then ABI shareholders will then own 83.5% of Abraxis BioScience from 64.4%. This special committee has unanimously — of APP board has unanimously approved this merger; and with regard to the management structure I have been appointed CEO and chairman of APP and will assume Chairman and CEO of Abraxis BioScience upon closing.

I think it’s important for me to point out that the board will consist of a majority of independent directors, including the current APP board members, and additional independent directors will be announced just prior to closing.

We have — I’ve signed a corporate governance and voting agreement and this transaction was supported by a significant number of advisers. On APP’s side the special committee was formed and Goldman Sachs was the financial adviser, Gibson Dunn was the legal adviser, APP had its own legal counsel at Morrison Foerster, and on the ABI side we had Merrill Lynch and Lazard as our advisers and Fried, Frank as advisers — was the legal advisers.

The next slide really demarcates the simplified ownership structure and again it speaks in a diagrammatic way about how we have simplified the structure in terms of its ownership post-transaction. I think it also shows how we have now consolidated the assets where now the simplified structure in (indiscernible), this could benefit from the worldwide ABRAXANE on the right. The nab platform pipeline and as well as the injectable portfolio and its pipeline.

Now Let me spend my time a little bit on each of the details of this fully integrated Company, the first one I want to spend time on a little bit is ABRAXANE.

Turning to ABRAXANE on slide 12, we launched this in February of this year and we will conclude by the FDA and as you can see we believe this compound with superior efficacy and safety and reduced toxicity and management costs. The combine has no requirements for premedication and what is exciting the general JCO publication just came out which showed a prolonged time to tumor progression and prolonged survival. I think this has been well received by the oncology community.

The launch on — turning to page 13 of the slides has been highly successful. For a first-time oncology launch exceeding $100 million in the first 11 months I think by all counts could be considered a successful launch. I think what’s also very exciting from our perspective is that this was done in the year 2005, when we faced many challenges starting out the launch. The first challenge we faced was, this was a new sales force that was being convened totally to educate about the new molecule and nano particle nature.

The sales force had to launch this compound without any published data at the time of launch. And this published data as I said just occurred in November. The (indiscernible) launches compound in the face of a whole new reimbursement environment of ASP. The unique J code just got announced this month and will be effective January 1st.

Despite that by the time it was launched many of the oncologists received, despite the absence of data, they experienced really well but now there’s been three editorials and three trials (indiscernible) published since September and now internal reports show that 68 out of 75 or 91% of the physicians surveyed anticipating increasing ABRAXANE usage in the next three months.

The next slide, slide No. 14, really speaks to how we believe the taxane market will be redefined. When I say redefined, really, as we develop this compound over time, on the one hand, the dosage per cycle from weekly versus three-weekly and also the whole concept of dose sets has been developed by Sloan Kettering has really taken afoot.

Secondly the number of cycles will increase not only by virtue of the longer time to tumor progression but also by virtue of the fact that the combination therapy of avastin and septin (ph) has prolonged survival and therefore obviously longer duration of therapy.

Thirdly we have shown taxane activity in types of tumors that heretofore really weren’t that active, like melanoma. And in fact like cancers of breast and lung in which the patients had grown the tumors, despite being on taxane, specifically in breast cancer.

The current U.S. market size in terms of numbers of patients who are on taxane is about 325,000 patients, which represents about $1.2 billion. We believe that we can redefine the (indiscernible) market from that market size significantly as we move forward.

Let me turn to what I really think is perhaps a slide which you really should focus on. The next few slides I really think want you to focus on, (indiscernible) exciting and dramatic. That slide No. 15 entitled “ABRAXANE’s Clinical Development Plan”. As you can see from the slide we have a remarkable 34 clinical trials initiated or planned in, I think, 2006 of which there are — we’ll plan six Phase III registrational trials.

If you’ll look at that and let me walk you through that slide the metastatic breast, obviously, has been approved and the little box shows you the number of patients that are demographically available for that particular indication. Clearly the strategies to move further along to the earlier both first-line and adjuvant breast so within the metastatic breast they are seven initiated and 11 planned studies to look at both first-line patients and then the adjuvant breast cancer there are three initiated and 12 planned studies which will be a registration Phase III study.

Moving to the other taxane-like indications, which is lung and paclitaxel versus Taxotere is dominantly used in lung versus Taxotere and there, again, we have four initiated and six planned studies — of Phase III registration study planned. And there, again, is 90,000 patients.

At the Chemo Foundation, we presented very exciting data with regard to the lung — single agent lung data — and that was just presented to the Chemo Foundation.

Looking to the next indication with melanoma and we have planned a registration Phase III trial. As many of you know, in the biotech industry, melanoma has been a very difficult disease to treat. What I am most proud of and excited by is the fact that, surprisingly, we discovered remarkable results when we looked at our Phase II data. And this was again just presented to the Chemo Foundation in which Evan Hirsch presented progression three survival of over five months; and in comparison to currently approved drug, DTIC, while this was not a direct comparison the historical result there was almost triple that of that of DTIC.

We look at then ovarian, again, a Phase III is planned. A prostate cancer a head and neck cancer and upper GI pancreatic cancers are all in the works. So you will begin to see, then, a remarkable growth of this development plan and all of this entire plan which is a combination of both Company-sponsored trials, investigate-initiated trials, corporate or group trials will all be in 2006. And all within our budget, our operating budget, we believe of 75 to $100 million within ABI’s operating budget.

Turning now to the next page, slide No. 16. Not only is the rapid clinical development plan in the United States with all those indications, you then will see our global plan which, in itself, has not been made fully aware to the public since it was being developed in ABI. But United States and Canada, I think we’ve made public as obviously United States is approved and Canada filing has been excepted.

But we’re also about to file in Mexico and in Europe. I think what we are most excited out with regard to Europe is that we really met with the European authorities who are very accepted and said and told us in writing that our data is sufficient for filing, as it is with regard to approval. We anticipate that this fine (ph) to be in 2006 with approval sometime in 2007.

I think what people aren’t aware is that we are actually about — we are in the process of completing our pivotal trials in China which will be a large and emerging market. And that filing will occur in 2006.

We have also completed our documentation and will do our filing in Australia and New Zealand in 2006. And this slide became too busy but we’re also filing obviously in Russia, South Africa, South America, Brazil, and India. And then we just recently announced we have licensed our compound to Taiho, Japan — leading pharmaceutical oncology company in Japan. They were filing, they just filed their IND for Phase I and they will be filing we believe by 2008.

So as you can see, not only will there the a multiple indication development plan but there will be a multiple global marketing, complete global marketing plan and the marketable nature of this global marketing plan is totally unencumbered, other than Japan.

So now let me turn to the pipeline itself, the discovery platform and pipeline itself. And I think turning now to slide No. 18, let me share with you a little bit, our strategy. I think it’s important to recognize that this (technical difficulty) nano particle as I mentioned before I suppose. One can analogize this almost to an MS-DOS like system where you have the operating system and now you need to find the software to put into it.

We looked upon it in that way. On the one hand, we looked at taxane itself, i.e., tubulins, and clearly the two leading tubulins on the market is Taxol and Taxotere. And ABRAXANE has addressed Taxol, and then that leaves, therefore, Taxotere, which is a tuine-based (ph) taxane. And we have now created an ab-dose (ph) of Taxol, and I will come back to some details about that.

We then looked at which molecules are known to act synergistically with ABRAXANE, meaning that in combination with ABRAXANE, they are not just additive. They are superadditive or synergistic in terms of enhancing the response rates or outcome. And such a molecules is known to be — there’s a molecule called 17AAG or Geldanamycin. And the National Cancer Institute and COZAN (ph) are actively trying to develop this molecule, unfortunately again with Kremofol (ph). And I’ll come back to how we have approached this, and we now have the nab 17AAG.

It is well-known, going to the next molecule, that mTor inhibitors, and that mTor inhibitors rapamycin, are synergistic with paclitaxel. Unfortunately, there is no intravenous form of rapamycin, and again, we have created the nab form of — nanoparticle form of rapamycin, and again, in combination with ABRAXANE.

These two molecules, 17AAG and mTor inhibitors, have their whole clear-cut regulatory strategies in which we will combine them with ABRAXANE or with the nab-docetaxel. Just to go back, the nab-docetaxel itself will have a clear-cut regulatory strategy because we have proven that regulatory strategy through Taxol.

Moving along with regard to the ABRAXANE and synergistic agents, you’ll see we have this novel oral seco-taxane. What is interesting about this novel oral secotaxane, it’s really another taxane, but appears to have no side effects, toxic activity in itself, but purely an antiangigenic activity. And it has been shown — we have shown that Avastin plus ABRAXANE acts synergistically in terms of its synergistic antiangigenic plus antitoxic activities. We now have a novel molecule which appears very benign, and that is going off into Phase I. It’s an oral seco-taxane in combination with ABRAXANE.

So between the taxanes and the braxiane (ph) synergistic agents, you begin to see not only a pipeline strategy or a regulatory strategy and also a risk — de-risking strategy in which these agents are known to be active — clearly rapamycin, docetaxel, and even 17AAG are known to be active.

Moving further, however, down the pipe, you’ll see, then, we’re going after a separate molecular target known as Heat Shock Protein 90. These are very important targets, which again I won’t have time to speak to in detail, but nonetheless, as I said, nab 17AAG, in fact, directly hits that.

And then we’re moving down into novel compounds, moving down the chain of more exciting molecules. Then the thiocolchicine dimer I show on that slide is a novel molecule that happens to have a dual mechanism of action, both a taxane mechanism action as well as an iranan techan (ph) mechanism action. And therefore, we can now treat colon cancers, or will be able to, in our Phase I studies and Phase II studies.

And then finally with regard to our strategy, not only because of this nanoparticle platform in which we are able to not only reach the tumor cell, but we’re also able to reach the endothelial cell, i.e., the blood vessel wall of the tumor itself, so we are actually able to now target the blood vessel wall of the tumor itself, called vascular targeting.

And therefore, we have identified molecules that do exactly that. One of them is a peptide and the other one is a molecule that other pharma companies are trying to do up called combretastatins, again, faced with the problem of being water-insoluble.

So that, in a brief nutshell, describes our thinking of how we would go about developing our pipeline strategy. I will speak a little bit more in the next few slides of how we are actually doing this.

The next slide is — I won’t have time to go into detail over it, but — and it really just speaks to the fact that we’ll be able to target the tumor and its microenvironment. But I think the most important thing about that is we are able to actually pass from the blood vessel space through the vascular endothelial cell to the tumor itself because of our nanoparticle technology, and more importantly, because of the SPARC, which is being secreted by the tumor.

And the next slide then shows our — slide number 20 shows our natural product library, which we now fully own and from which we — it will be a source of new chemical entities. And we have proven that source by actually bringing out and pulling out of this library geldanomycin (ph).

The slide number 21 really now talks about how we will load this oncology pipeline in which we target multiple molecular targets. As I’ve said, ABRAXANE with its M4 (ph) clinical trials and its multiple tumor types. We’re then going to nab-docetaxel, and I will share with you that we will be ready to initiate this Phase I in 2006, so we’re currently at a pre-IND level.

And the rest of this slide is expansion. I’ve gone through the mTor target, nab-rapamycin, Heat Shock Protein 90 target, nab-17AAG, the topo-isomerase target and the tubulin target, the vascular target, the pgp target, and very interesting — time doesn’t permit, but SPARC itself as a therapeutic peptide is intellectual property we now own.

So if you look at the top of that slide — this is ABI’s huge, huge pipeline that is not that long in the future as we move this through. On the right-hand side, you begin to see that if you combine that with APP’s 19 oncology products in the market and 17 oncology products in development, you begin to see the opportunity for us to take truly a leading position in the oncology space. I truly believe if you look at this this kind of pipeline, it will really be the envy of most biopharmaceutical biotech companies today.

As if that was not sufficient, using the same technology on the next page, page 22, you begin to see the critical care pipeline. And as I’ve shared with you, coroxane is in Phase II/III with regard to peripheral artery disease. It’s already initiated Phase I with regard to hemodialysis patients, for which there is no treatment when they had a thrombosis or a restenosis in the shunt.

And then coronary artery restenosis, I think we will address a very important issue with regard to concerns with drug-eluting stents in which there is not full invitilization (ph) of the blood vessel — the coronary blood vessel, and acute thrombosis resulting potentially in death, and the potential for us to take a bare metal stent and inject ABRAXANE as a single injection and in fact achieve a similar prevention of restenosis, but full invitilization, and we already have completed Phase IIs and about to plan out the Phase IIIs.

Moving along this critical care pipeline, you see, then, the nab-rapamycin, which is in a sense the cipher (ph) stent could be utilized again in a similar way with bare metal stents and then Intimitan is a anti-thrombitin inhibitor, a novel anti-thrombitin inhibitor which we are currently evaluating.

But I think what I’m most excited about also around the critical care pipeline is the fact that we have a huge heparin franchise in APP and now with Lovenox and Aristra, being hugely important strategic initiatives, we believe we will be a leading — both heparin and low molecular grade heparin as well as a anti-thrombin player in the critical care space.

Turning now finally to page — slide No. 24 I think you begin to see then now with regard to our manufacturing prowess, as well as the hospital-based portfolio, I think (indiscernible) as you are fully aware that we have this huge critical care anti-infective and oncology portfolio with really a strong history of injectable products and approval in a robust pipeline.

And turning to slide No. 26 you see that’s been proven you have a management team, that’s proven it could run an organically growing business and remarkably this cadre of over 33% has been essentially all organically grown, and with margins in excess of 50%.

So I think then, in summary, then, what we have done by combining these two organizations, we’ve transformed APP. We have both a Company with a huge integrated infrastructure, with huge R&D and clinical and regulatory capabilities, a unique commercial manufacturing capability, a salesforce that has proven itself over the last year and has now created a clear path to not only realizing the value of and globalization of ABRAXANE, but also be able to establish our leadership in the oncology as well as establish our leadership in critical care; establish our leadership in the hospital distribution; and launch this profitable fully integrated Company.

The financial strength — I’m turning to slide No. 32 — of this combined Company is we expect it to continue to have a positive operating cash flow. There will be opportunity for sustained high-growth, enhanced, long-term profitability as well as shareholder value. ABI will bring its share of North American profits as well as absence of need to pay the milestone payments as well as the rest of world marketing rights over ABRAXANE. ABI will bring its multiple growth opportunities towards a broad pipeline and robust technology platform.

And as I said our ABI’s operating expenses was estimated to be approximately 50 million in 2005; and we anticipate to be between 75 to 100 million in 2006 on a conservative basis.

So finally on slide No. 33, I will close and by saying that Abraxis BioScience has really built itself on a strong foundation of infrastructure capabilities. The infrastructure capabilities is R&D, regulatory and manufacturing, commercial and on that will build itself on strong pillars of business assets. And the pillars of the business assets include the global ABRAXANE, the nano particle technology platform, and the SPARC technologies, I am exceedingly excited about. Our deep project for pipeline, our injectable portfolio, and become a leader we believe in the oncology and critical care therapeutic space.

So with that and again, I apologize for the lengthy dissertation here but it was important for me to bring out, as much as possible, the informations regard to this combined Company and I will be happy at this point to take any questions.

+++ q-and-a.

Operator

(OPERATOR INSTRUCTIONS) Elliot Wilbur of CIBC World Markets.

Elliot Wilbur - CIBC World Markets - Analyst

Patrick, I want to ask you a couple of specific questions on ABRAXANE commercialization in Europe and the press release indicates that you expect filing in the first half of ‘06 and I can’t remember if you disclosed this before or not. But is that going to be under centralized filing procedure? Then how should we think about the globalization of the product going forward, in terms of your commercial interest in the product?

Do you think it’s still reasonable to expect that you might establish commercial platform in Europe or at this point you think that maybe the better course of action is to pursue partnerships like you recently did in the Japanese market?

And I had a couple of follow-up questions as well.

Patrick Soon-Shiong - American Pharmaceutical Partners - Chairman, CEO

I think one of the things about Europe we’re very excited about is that we have gone to the European authorities and gotten their advice, as well as the regulatory as the input with regard to the data that we have in hand. I’m pleased to say that — I don’t want to go into our — from a competitor’s perspective — whether they are centralized or decentralized or —

Suffice it to say we felt we have had, just like the U.S., identified a very expedited way of us getting this approval process through. Together with, I think a surprising opportunity in which and remains to be seen the number of indications that we get approved on the basis of our current data.

Having said that, I am pretty confident, very confident that we will have this file done in — or close to — 2006 and then the timing, from the time of filing to approval is between seven to 12 months in Europe.

With regard to the commercial strategy, therefore, we obviously have about seven to 12 months now to develop our commercial strategy and, obviously, we need to develop it in advance of that because you need to set up the marketing position in Europe.

That is a very important element we are evaluating now and obviously the combination of APP and ABI in the global — single global control — truly facilitates the analysis much more easier now. And to analyze whether, 1, we as an organization ourselves would go out and seek a small marketing team, which is a true possibility. Or whether in fact, we would explore a global partner with established strength.

I think both these opportunities on the table and we haven’t really made any final decision at this point as the combined team will be evaluating that.

Elliot Wilbur - CIBC World Markets - Analyst

Then I am going to ask you a follow-up question here as well. I guess, if I — in conceptualizing this transaction, shareholders are expected to incur a significant amount of upfront dilution; and it looks like the kind of, I guess, the payoff in terms of financials you have, you get access to the revenue streams from ABRAXANE and Europe and on a global basis at a much earlier point. But if I look at the rest of the pipeline and if I am reading it correctly, probably won’t see any of these other products commercialized before 2009 and 2010.

I am just wondering, are we going to see some form of merger document filed where we get some idea of the assumptions behind the valuation? The valuations of some sets that were used in reaching the price for American BioScience that shareholders can have some degree of comfort that the $4 billion if implied value is going to be worth incurring this near-term dilution?

Patrick Soon-Shiong - American Pharmaceutical Partners - Chairman, CEO

I think the way to look at it, I suppose the most simplistic way to look at it is frankly from your own analysis. If you look at your analysis of the value that you asserted to ABRAXANE, with regard to the U.S.

I think it was like $30 a share which represents about 55 if not 55% or not more of the current month cap of APP. So just taking you through the math from even your own analysis it’s — if about $2 billion of current APP of market cap is due to ABRAXANE for the U.S. That means $4 billion is the entire value of the U.S. market cap.

And if you then take a very conservative analysis that the rest of the world would be 50% of the market cap of the 4 billion which is, say, 2 billion then the entire KBI value of ABRAXANE itself just ABRAXANE itself is about 4 billion. Or just over 4 billion.

Then when you add back all the milestone payments, you get to the point where the pipeline and the intellectual property and everything else is very fairly valued to all shareholders here. I think the most important thing is to understand is why — how we repositioned this Company really for long-term growth. It really created a package of assets which has truly positioned us to accomplish this. I think when you analyze this fact of integrated assets, it’s very very favorable when compared to the leading biotech companies.

I don’t think there’s many biotech companies today that have one already approved and truly a potential blockbuster product, which is totally unencumbered with global rights. I think when you talk about the pipeline looking at the fact we are going after a long achievement breast, ovary, prostate, head, and neck and more important even products that are currently not even active, necessarily active with (indiscernible) taxel label. You look at a company then that has this kind of internal, just on the ABRAXANE which is really short-term, I don’t think it will be that long-term. Then you look at the global pipeline, meaning the European filings which, again, will be way before 10 ‘09 and then you look at the nab Docetaxel which already will be in the IND. As you know we have shown a track record of getting ABRAXANE from the first patient in which is to the final patient out done in less than three years.

You take that pipeline, together with positive cash flow, which would support the pipeline and therefore the growth opportunity, together with an eye (ph) position of over 250 patents with over 130 of them issued. Together with an in-house CRO and clinical management, trial management, (indiscernible) and medical affairs team that has validated itself which, in fact, can do development in the most cost-effective way.

So when you think about all that and put that altogether I think that is what I think remarkable and an opportunity to really grow this, I truly believe, new models of a biotech/biopharmaceutical company.

Elliot Wilbur - CIBC World Markets - Analyst

Just to clarify, so I guess in looking at some of the other — not ABRAXANE pipeline, I mean, we are not going see any revenue streams from those products until 2009, 2010. Is that kind of a I guess coroxane will be the first —?

Patrick Soon-Shiong - American Pharmaceutical Partners - Chairman, CEO

Coroxane is in Phase II, III. I don’t think it’s appropriate for me now at this point. We’ll give detailed financial information which we will talk about in time in February 2006. And I think until I — I don’t want to commit myself one way or the other in terms of those (inaudible) at this point.

Elliot Wilbur - CIBC World Markets - Analyst

Then, there will be some form of merger document filed?

Patrick Soon-Shiong - American Pharmaceutical Partners - Chairman, CEO

Yes there will be information statement filed in the third quarter of (indiscernible).

Operator

Gregg Gilbert of Merrill Lynch.

Gregg Gilbert - Merrill Lynch - Analyst

Thanks. I have a couple. First and foremost can you provide an update on the Melrose Park facility? Since it is so important to generics as well as ABRAXANE?

Patrick Soon-Shiong - American Pharmaceutical Partners - Chairman, CEO

Yes sure, Gregg. The Melrose Park facility, I’m happy to say, will release products this week. So it’s been producing and it’s going through a complete finalization. I think that will be done completely by the end of this year but it’s already producing now. By this week we are releasing product.

Gregg Gilbert - Merrill Lynch - Analyst

So you’re confident we will be back to normal there given the turn of the new year on both the generics side and the ABRAXANE manufacturing?

Patrick Soon-Shiong - American Pharmaceutical Partners - Chairman, CEO

Yes.

Gregg Gilbert - Merrill Lynch - Analyst

Can you also comment, Patrick, on the importance of the generic business longer-term to the newly merged entity?

Patrick Soon-Shiong - American Pharmaceutical Partners - Chairman, CEO

I think it is very important. I think we committed to being an injectable manufacturing capability. We supply such a significant product line to such acutely need — needed patients in the hospital setting and I think this is an important, not only capability, but an important machine that we have developed and grown and we will grow.

If you look at what is coming down the pike as we said, it was 23 ANDA sitting at the FDA end of the (indiscernible) products and development; and also the fact that the — a rich trend, Lovenox, I think these two are sort of the hidden little jewels inside this organization.

Arixtra, as you may know, is the synthetic heparin that Glaxo has just released a trial on, showing that it is actually more efficacious than Lovenox in a huge market. And through Alchemy (ph) and Dow, we probably believe we have the only synthetic Arixtra. It will be a generic. Lovenox will face significant challenges, because of the biologic component to it. And we believe we have a very exciting answer to that.

Gregg Gilbert - Merrill Lynch - Analyst

Perhaps for Nicole to the extent that you can, can you walk us through valuation methodology and how you came up with the pricetag? Or how your advisers did? And if you can walk us through the steps between now and merger closing, in terms of what occurs?

Nicole Williams - American Pharmaceutical Partners - CFO

First of all, we will be filing the merger documents with an 8-K tomorrow. I’m — at this time we are not going to go through the very expensive analysis that was done by the advisers to the special committee. All of that information will be in the information statement, which we are expecting to file in the first quarter. Most likely after we release APP’s earnings for 2005.

Patrick Soon-Shiong - American Pharmaceutical Partners - Chairman, CEO

Gregg, let me add that from a process perspective while Nicole is giving you the same (indiscernible) from a process perspective — again, let me reiterate the way we did this — was APP identified developed its special committee of then-ten (ph) members of the board and we started the process in July of 2004.

So there was a very in-depth analytical process in which they went ahead the special committee and hired Goldman Sachs and Gibson Dunn. And then Goldman Sachs and Gibson Dunn brought on board consulting groups, as well as IP counsel. And over the course of almost six months did a very extensive and deep analysis of both the intellectual property as well as ABRAXANE value.

Gregg Gilbert - Merrill Lynch - Analyst

Lastly, for you, Patrick, has there been and or do you expect any significant management turnover based on this announcement?

Patrick Soon-Shiong American Pharmaceutical Partners - Chairman, CEO

By the way when I said 2005 I meant July 2005, not 2004. With regard to management, I have assumed the position of Chairman and CEO of APP and will assume the Chairman CEO of Abraxis BioScience. Al Heller has stepped down to move on to doing other things and we really want to thank him for his contribution. I think what we will be doing is creating three seamlessly integrated — but three business units. One will be measured American BioScience in terms of its activities of R&D and clinical developments. The other one will be APP and the third will be the Abraxis Pharmaceuticals or Abraxis Oncology.

And it is my plan to identify presidents of all of these three and in fact we already have identified some and are being quietly recruiting these people over the course of the next two weeks. These people already decided to join and we will be formalizing that agreement and in of course the next 2 weeks we will be making those public announcements.

Gregg Gilbert - Merrill Lynch - Analyst

They are all external Patrick? All three of them?

Patrick Soon-Shiong - American Pharmaceutical Partners - Chairman, CEO

Two are external and one would be internal. With regard to the external ones I’m very excited by them. And some of them are very seasoned members. With regard to the board, it is my goal, and I said in the press release, the majority of the board will be independent directors and I’m also excited to say that I have also caucused several outside board members — potential board members — who are very seasoned in their own right. And they all already have agreed to come on board.

Again we will announce these outside board members.

Operator

Richard Bellison of Capital Resource Company.

Richard Bellison - Capital Resource Company - Analyst

Can you spend a little bit more time talking about pro forma financial projections? Obviously, there was a profit split that now will no longer be a profit split. Just talk about the possibility of this new Company going forward. And secondly just from a perspective of these special committees and so forth, why is this alternative a better alternative simply having had ABI by (inaudible) APP shareholders? And just have a private ABI as a single consolidated entity?

Patrick Soon-Shiong - American Pharmaceutical Partners - Chairman, CEO

Hi Rick, as usual the fun question comes from Rick. Rick, one of the things with regard to the financial analysis, I think in 2005, APP received 100% of the net income (inaudible) because of cost sharing expenses of ABI. In 2006, 30% (ph) of these profits would go to ABI including, over time, in excess of $100 million of my own (inaudible). Now all of this goes to the combined Company. And APP retained 100% without paying any of these milestones.

I don’t think at this time we are ready to give financial projections in this way except it will be put forth in detail in the first quarter of ‘06. Suffice it to say however, the ABI operating expense in 2005 was less than 5 — 50 (ph) million and we conservatively estimate in 2006 to be in the range of 75 to 100 million. So the profit-share that would have gone and the milestone payments would’ve gone to ABI in essence really covers the this operating expense.

And as you know the operating expense is to cover really the accerated ABRAXABE development and the pipeline development.

With regard to the other question is why would it have been better for me not to have taken the Company private? I think, I believe I owe to all shareholders to really benefit from (indiscernible) in this entire pipeline. I think there is an opportunity, frankly, for the entire shareholders to benefit. And my employees, frankly, to have a liquid stock out there that they could also benefit from this opportunity.

Operator

Ari (ph) Kohl (ph) of AM Vance.

Ari Kohl - AM Vance - Analyst

Regarding the pipeline if you’d give us more specifics, it’d be much appreciated regarding your solvent-free equivalent Taxotere. Can you give us a sense when in the 2006 or 7 timeframe you’re hoping to file for approval and how long the actual decision might take by the FDA thereafter?

Patrick Soon-Shiong - American Pharmaceutical Partners - Chairman, CEO

First of all, let me give — I will have an opportunity at the Lazard conference on Wednesday which, happily, was designed that I — APP and ABI was going to give a presentation and we happened to be able to get back to that slot. So I will have an extensive amount of time there in which I’ll be able to go into more on the pipeline and that will also be webcast.

But let me specifically answer the nab paclitaxel question. We have done significantly preclinical work. We have done the formulation. We have access to the raw material. We have met with the FDA, discussed our plan with the FDA and we filed the IND by the first quarter we think, 2006. Or by first-half 2006 the R&D for nab paclitaxel.

Ari Kohl - AM Vance - Analyst

So there for hoping for approval maybe for that in the first half of 2007?

Patrick Soon-Shiong - American Pharmaceutical Partners - Chairman, CEO

No no no.

Ari Kohl - AM Vance - Analyst

I’m unclear.

Patrick Soon-Shiong - American Pharmaceutical Partners - Chairman, CEO

The IND is the Phase I.

Ari Kohl - AM Vance - Analyst

Just the Phase I. (MULTIPLE SPEAKERS)

Patrick Soon-Shiong - American Pharmaceutical Partners - Chairman, CEO

Remember the actual molecule goes off patent I think 2009, 2010. I’m not sure exact date but it’s around 2009, 2010. But what we’re doing is, positioning them really the entire taxane space. I think we will have the solvent 3 taxane space as we speak. Which as I said is, the taxane market if you do the math with regard to 325,000 patients, in terms of the taxane market size, opportunity in the United States would be significantly higher than $1 billion.

Ari Kohl - AM Vance - Analyst

I understand that. It would seem like the nab paclitaxel is the most rapid way for you to be able to actively target the entire taxane space of getting an approval there. So I’m trying to get a sense for if you look at the timeline for how ABRAXANE was approved what would be a concert — reasonable view for when this effort would be approved?

Patrick Soon-Shiong - American Pharmaceutical Partners - Chairman, CEO

Yes and that’s an appropriate question. If you look at the ABRAXANE experience, we chose this 5-RIB-2 (ph) strategy. As you recall it was a surprising strategy to a lot of people in which we validated that strategy and I think we go down the same strategy. I think when we did ABRAXANE development, we were hampered by many things. 1, we were hampered by the fact that we did not have our own CRO. As you recall we actually fired our CRO midstream. 2, we did not have the scale of manufacturing capability.

And now not only do we have a scale of manufacturing capability we also value that the D505 B-2 strategy but more importantly, and exciting, we have our own internal CRO which is now not only experienced but also can do things most rapidly and cost-effectively.

So I am very excited by the fact that when we did the ABRAXANE approval, despite those obstacles, I think our first patient from our first patient to the actual completion of accruals took less than three years.

Ari Kohl - AM Vance - Analyst

So, given what you mentioned now do you think it would take 36 months to start to finish here, in terms of actually having the formal —?

Patrick Soon-Shiong - American Pharmaceutical Partners - Chairman, CEO

Let me just say, Ari, that what we want to position ourselves is to be there when the molecule goes off patent.

Ari Kohl - AM Vance - Analyst

Lastly on the Japanese licensing deal can you give us a sense of the — what sort of rate approximately the license is at, in terms of the royalty rates?

Patrick Soon-Shiong - American Pharmaceutical Partners - Chairman, CEO

I don’t think we have any (inaudible).

Unidentified Company Representative

It’s confidential?

Patrick Soon-Shiong - American Pharmaceutical Partners - Chairman, CEO

Well it’s in the very very high teens. More than teens — I’m trying to figure how I can tell you. Let me just check and make sure — I’m not sure I can actually reveal it. I need to check my agreement in terms of how much confidentiality we are bound by.

But I would say that we wouldn’t do any deal in which we wouldn’t share at least the equivalent of a 50-50 profit split.

Ari Kohl - AM Vance - Analyst

And last just to clarify things, in terms of the real value drivers for Abraxis over the next three years. If you have to put them in rank order in terms of certain type of clinical or certain product launches you are hoping to achieve in the next three or four years, what would be in your order of importance the three most important things you’d like to get done?

Patrick Soon-Shiong - American Pharmaceutical Partners - Chairman, CEO

On ABRAXANE or — I’m sorry. What was the question?

Ari Kohl - AM Vance - Analyst

On the entire pipeline.

Patrick Soon-Shiong - American Pharmaceutical Partners - Chairman, CEO

I think first the ABRAXANE itself within the United States, which is very short-term, very exciting short-term, the 74 clinical trials will bear fruit very quickly. Both in lung — as you know, a majority of ABRAXANE uses is breast and lung. So that is something we will get done in terms of our publication. We will get our publications very importantly out very quickly.

The other registration trials will move on very importantly, i.e., the melanoma, pancreatic, gastric and ovarian, as well as lung. The other very big execution important things to do is to get approvals globally. I think what is going to happen very short-term frankly, will be approval in China and, again, as I said in ‘07 hopefully approval in Europe. So those are two huge approvals with regard to ABRAXANE.

With regard to the pipeline, I think the three molecules — the molecules that we will be taking to IND is nab docetaxel, nab rapamycin, nab 17AAG, nab thiocolchicine and the oral seco-taxane. With regard to the critical care pipeline, the coroxane is in Phase II, III so we need to get that done and that will be another short-term. And you know the drug eluting stent market is a huge market and we want to come at that in a different way by giving the bare metal stents.

And I think it’s underestimated that concern we may have down the line with regard to the need to address the safety issue of acute thrombosis from absence of (indiscernible) of the drug eluting stent.

Then on the APP side, really paying attention, I believe, to the manufacturing strategy of the organization, now with the breadth and scope of the organization, we have the ability and the capability of really paying attention to the manufacturing standards and retaining not only the highest standards we are building more hue (ph) and better plans as we move forward.

Then with regard to the product pipeline side the Lovenox and the Arixtra I think are huge opportunities for this Company, together with the anti-infectors that we are currently developing.

I don’t know that that covers the issues. There are more than three unfortunately, Ari, but that’s the program.

I think we have time for one more question.

Operator

David Maris of Banc of America Securities.

David Maris - Banc of America Securities - Analyst

Couple of questions. It seems to make a lot of sense the transactions, but one of the questions is, why do this now versus just letting ABI develop these drugs on their own for a while? Was it to answer the question of the longer-term growth of APP? Or answer the question that comes up on every conference call of what you’re going to do with ABI?

Then, separately with strategic standpoints, does this make you more likely to do strategic acquisitions and combinations or less so? And why?

Patrick Soon-Shiong - American Pharmaceutical Partners - Chairman, CEO

Why did we do this now? I think one of the reasons we are doing it now is we needed to address the global control of ABRAXANE. I think it’s very clear in my mind that, today, when you develop a drug you need to have a global strategy, not only from its development from from a way you position it and how it is marketed. So by doing this now, it really allows us to address in a very methodical way, not just the future of the pipeline but identifying process if we so wish or as you said, identifying how maybe we acquire ourselves another marketing company.

So I think that was really 1, you’re right. The question, the uncertainty of the ownership and what is happening to ABRAXANE, what is going to happen to the pipeline has dogged the APP shareholder. And this is the right time to resolve that particular issue.

With regard to whether this may facilitate transactions. Absolutely. I think what this now does, it really does help us look at transactions, both looking to acquire other opportunities or to, if we so wish, partner with ABRAXANE or not. So I think this really does clarify and facilitate an M&A organization within the organization moving forward.

With that, then, I really want to thank you all for joining us this morning and really at such short notice and we really believe this merger will provide long-term benefits to our shareholders. As I said we will be presenting an additional information at the Lazard Healthcare Conference. It will be on Wednesday at 1:30 PM. Along with the webcast, it will be available on our website at www.APPdrugs.com.

As always, we appreciate your continued support and interest in our Company and if anybody has any further questions please do not hesitate to contact the corporate investor relations teams of APP. Thank you again.

Operator

Once again, ladies and gentlemen, we thank you for your participation in today’s conference. This concludes the presentation.